Contact  Jeffery M. Jonas, MD                       Thomas Redington
         Chief Executive Officer                    203/222-7399
         816/960-1333                               212/926-1733

                 US PATENT ISSUED ON AVAX ANTIFUNGAL TECHNOLOGY

      KANSAS CITY, MO. JUNE 24 -- AVAX Technologies, Inc. (Nasdaq: AVXT) said US patent No. 5,770,617 was issued covering antifungal technology it licensed from Rutgers University for exclusive development and worldwide marketing.

      The patent grants claims to novel compounds which have promising antifungal activity. Fungal infections are an important and growing medical problem in general, and are particularly difficult in certain patient populations with poorly functioning immune systems. These new compounds act as antifungals through a novel mechanism that could have important therapeutic implications.

      The work underlying the patent was led by Professor Edmond J. LaVoie, Ph.D., Professor of Medicinal Chemistry and Chairman, Department of Pharmaceutical Sciences, Rutgers University, and by Professor Leroy Liu, Ph.D., Professor of Pharmacology and Chairman, Department of Pharmacology, UMDNJ-Robert Wood Johnson Medical School. Professor LaVoie is a member of the Scientific Advisory Board of AVAX and is a consultant to the Company.

      In commenting on the patent, Jeffrey M. Jonas, M.D., president and CEO of AVAX, said "This is the second of an expected series of issued U.S. and international patents covering technology AVAX licensed from Rutgers, which includes several novel chemical classes of compounds acting as antitumor and antiinfective agents. This patent continues the important expansion of the technology platforms for AVAX and provides opportunities in infectious diseases in addition to ongoing development efforts with anticancer therapeutics."

      AVAX Technologies is a development-stage biopharmaceutical company which acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

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      Statements in this news release that are not strictly historical, including statements as to plans and objectives, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although AVAX Technologies believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the


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expectations will prove to be correct. Factors that could cause actual results to differ materially from AVAX Technologies' expectations include, among others, the company's dependence on licenses and sponsored research agreements; the ability of the company and others to clinically develop, manufacture and market the company's pharmaceutical products; government regulation and approval by the FDA of the company's products for sale in the US; the company's ability to obtain additional financing needed for manufacturing, marketing and distribution of the company's products; the company's access to and the market's acceptance of new products; a limited public market for the company's stock; possibly price volatility and illiquidity of the company's stock; as well as the risks, uncertainties, and other factors described in the company's prospectus and other documents on file with the Securities and Exchange Commission. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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